Exhibit 99.1

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700, Dallas, Texas 75251

Investor Relations Contact: Chris Peracchi (214) 368-2084

EXCO Resources, Inc. Announces Early Tender Offer Results for its 7.500% Senior Notes Due 2018 and 8.500% Senior Notes Due 2022 and Receipt of Consents to Amend the Indenture Governing its 8.500% Senior Notes Due 2022

August 10, 2016

DALLAS—(BUSINESS WIRE)—EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced the early tender results of the previously announced cash tender offer (the “Tender Offer”) for EXCO’s outstanding 7.500% Senior Notes due 2018 (the “2018 Notes”) and EXCO’s outstanding 8.500% Senior Notes due 2022 (the “2022 Notes” and together with the 2018 Notes, the “Notes”) and the consent solicitation (the “Consent Solicitation”) to amend certain terms of the indenture governing the 2022 Notes (the “2022 Notes Indenture”).

The following table sets forth the original outstanding principal amount of Notes included in the Tender Offer, the principal amount of Notes tendered and not withdrawn as of the Early Tender/Consent Only Deadline (as defined below) and the principal amount accepted for purchase.

Title of Security	CUSIP and ISIN Numbers	Principal Amount Outstanding	Acceptance Priority Level	Aggregate Principal Amount Tendered and Not Withdrawn	Aggregate Principal Amount Accepted for Purchase
8.500% Senior Notes due 2022 (“2022 Notes”)	269279AE5 US269279AE58	$171,432,000	1	$117,023,000	$101,263,000
7.500% Senior Notes due 2018 (“2018 Notes”)	269279AD7 US269279AD75	$131,576,000	2	$23,470,000	$0

As of the early tender and consent payment deadline of 5:00 p.m., New York City time, on August 9, 2016 (the “Early Tender/Consent Only Deadline”), $23,470,000 in aggregate principal amount, or approximately 17.84% percent, of the 2018 Notes outstanding held by non-affiliates has been validly tendered and not withdrawn, $117,023,000 in aggregate principal amount, or approximately 68.3% percent, of the 2022 Notes outstanding held by non-affiliates has been validly tendered and not withdrawn, and holders of an additional $25,240,000 in aggregate principal amount, or approximately 14.7% percent, of the 2022 Notes outstanding held by non-affiliates, have not tendered, but have provided consents that have been validly tendered and not revoked.

As the Tender Offer is oversubscribed with respect to each series of Notes, EXCO has accepted for purchase tendered Notes on a prorated basis in the manner described in the Offer to Purchase and Consent Solicitation Statement dated as of July 27, 2016. Holders who tender Notes or deliver consents after the Early Tender/Consent Only Deadline will not have any of their Notes or consents accepted for payment.

As of the Early Tender/Consent Only Deadline, holders of a majority of the outstanding aggregate principal amount of the 2022 Notes have provided consents to adopt the proposed amendments to the 2022 Notes Indenture. As a result, EXCO and the trustee under the 2022 Notes Indenture have executed a supplemental indenture (the “Supplemental Indenture”) to amend the 2022 Notes Indenture, which will amend the definition of “Credit Facilities” in the 2022 Notes Indenture to include debt securities as a permitted form of additional secured indebtedness, in addition to term loans and other credit facilities currently permitted. The Supplemental Indenture will be effective immediately upon its execution and delivery to the trustee under the 2022 Notes Indenture. However, the proposed amendment will not become operative until EXCO notifies the trustee under the 2022 Notes Indenture that the amounts payable by EXCO pursuant to the Tender Offer and the Consent Solicitation are deposited with the Tender Agent on the early payment date, which is expected to occur on August 12, 2016.

Credit Suisse Securities (USA) LLC is acting as Dealer Manager for the Tender Offer and Solicitation Agent for the Consent Solicitation, and D.F. King & Co., Inc. is acting as the Information Agent, Tabulation Agent and Tender Agent for the Tender Offer and the Consent Solicitation. Questions regarding the Tender Offer and the Consent Solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (U.S. toll free) or (212) 538-1862 (collect). Copies of the documents may be obtained from D.F. King & Co., Inc. via the internet at www.dfking.com/exco, by email at exco@dfking.com or by telephone at (212) 269-5550 (for banks and brokers) or (800) 884-5197 (for all others).This announcement does not constitute an offer to purchase Notes or a solicitation of an offer to sell Notes and shall not be deemed to be an offer to purchase or a solicitation of an offer to sell with respect to any securities of EXCO or its subsidiaries. The Tender Offer and 2022 Notes Consent Solicitation are not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable state or foreign securities or “blue sky” laws.

About EXCO

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, EXCO’s Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s Securities and Exchange Commission (“SEC”) filings and press releases can be found under the Investor Relations tab.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and strategic and financial alternatives and other business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: the completion of the Tender Offer, EXCO’s ability to implement or execute on any strategic or financial alternatives, adjust its capital structure, or increase its liquidity; continued volatility of, or depressed prices in, the oil and gas markets; future capital requirements and availability of financing, including reductions to EXCO’s borrowing base and limitations on its ability to incur certain types of indebtedness under its debt agreements; EXCO’s ability to meet its current and future debt service obligations, including its ability to maintain compliance with its debt covenants; cash flow and liquidity; estimates of reserves and economic assumptions, including estimates related to acquisitions and dispositions of oil and natural gas properties and general economic conditions, including costs associated with drilling and operations of EXCO’s properties. These and other risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

EXCO Resources, Inc.

Chris Peracchi, 214-368-2084

Vice President of Finance and Investor Relations, and Treasurer

www.excoresources.com

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